EXHIBIT 10.1

INTERNATIONAL FLAVORS & FRAGRANCES INC.

September 8, 2009

Mr. Douglas D. Tough

Re:	Employment Terms

Dear Doug:

On behalf of the Board of Directors (the “Board”) of International Flavors & Fragrances Inc. (the “Company”), I am pleased to offer you employment with the Company on the following terms under this agreement (“Agreement”):

1.    EFFECTIVE DATE; TERM:  Your employment with the Company will commence on October 1, 2009, or as soon thereafter as you have fulfilled all employment obligations to your current employer (the “Effective Date”); provided, this Agreement shall be void ab initio if your employment does not commence by April 1, 2010.  Subject to the provisions of this Agreement, your employment with the Company will be on an “at will” basis.

2.    POSITION; PRINCIPAL PLACE OF EMPLOYMENT: You will be employed as the Chief Executive Officer of the Company (“CEO”) with all of the normal duties and authorities of such position.  Your principal place of employment will be at the Company’s headquarters in New York, New York.

3.    BOARD MEMBERSHIP; CHAIRMANSHIP:  The Board shall take such action as may be necessary to elect you as Chairman of the Board as of the Effective Date.  Thereafter, during your employment with the Company, the Board shall nominate you for re-election as a member of the Board at each expiration of your then-current term as a director.  You agree that on and after the Effective Date you will serve without additional compensation as a member of the Board and as an officer and director of any of the Company’s subsidiaries.  You may, with the Board’s approval, serve on outside boards of directors so long as your duties as a director on those other boards do not interfere with your performance as Chairman and CEO of the Company.

4.    BASE SALARY:  You will be paid a minimum base salary (the “Base Salary”) at an annual rate of one million two hundred thousand dollars ($1,200,000), payable in accordance with the regular payroll practices of the Company.  Your Base Salary shall be reviewed for increase annually by the Board (or a committee thereof) beginning after the second anniversary of the Effective Date and may be increased, but not decreased, from time to time by the Board.

5.    ANNUAL BONUS:  You will be eligible to participate in the Company’s Annual Incentive Plan (the “AIP”) at a level commensurate with your position.  You will have the

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September 8, 2009

opportunity to earn a target annual AIP bonus measured against objective criteria to be determined by the Board (or a committee thereof) of one hundred twenty percent (120%) of Base Salary (“Target AIP Bonus”) and a maximum annual AIP bonus of two hundred forty percent (240%) of Base Salary.  To the extent that the Effective Date occurs during the 2009 fiscal year, your 2009 annual AIP bonus shall be based on the achievement of the applicable performance goals and pro-rated based on the number of days that you are employed during the fiscal year.  Your 2009 AIP bonus shall be not less than one-half of your pro-rated Target AIP Bonus.

6.    LONG TERM INCENTIVE:  You will participate in the Company’s current Long-Term Incentive (LTI) Plan Cycles as follows:

(a)    2008 – 2010 Cycle:  You will participate in the cycle for the 2008 – 2010 fiscal years based on an LTI target-level award of $2,000,000, pro-rated based on the number of days you are employed during the cycle divided by 1095.  Your LTI payout will be based on Company performance during the cycle, with no guaranteed minimum.

(b)    2009 – 2011 Cycle:  You will participate in the cycle for the 2009 – 2011 fiscal years based on an LTI target-level award of $2,000,000, pro-rated based on the number of days you are employed during the cycle divided by 1095.  Your LTI payout will be based on Company performance during the cycle, with no guaranteed minimum.

7.    SIGN-ON EQUITY AWARD:  On the Effective Date, you will receive an initial Equity Choice Award with a face value of $750,000 (“Sign-On Award”).  You may elect to receive your Sign-On Award as you may allocate, in accordance with the Equity Choice Program, from among settled stock appreciation rights (“SARs”), purchased restricted stock and restricted stock units.  The Sign-On Award will cliff vest on the first anniversary of the Effective Date, provided that you are employed on such anniversary for the Sign-On Award to so vest (except as provided below).

8.    SPECIAL BONUS PAYMENT:  In order to compensate you for certain forfeited bonus opportunities at your current employer and as an inducement for you to join the Company, on July 1, 2010, you will be paid $500,000 if you are an active employee on that date (the “Special Bonus”).

9.    FUTURE EQUITY GRANTS: Beginning in 2010, you will participate in all Company equity and LTI programs at levels commensurate with your position.

10.   EMPLOYEE BENEFITS; PERQUISITES; VACATION: You will be entitled to participate in all employee and executive 401(k) and welfare benefit plans, programs and arrangements, and all employee and executive perquisite arrangements, generally applicable to senior executives, in accordance with Company policy, including, but not limited to, (i) dues for a luncheon club in Manhattan, (ii) access to a Company provided automobile, and (iii) a financial planning, tax preparation and estate planning services allowance in the amount of $25,000 per year.  You will be entitled to annual paid vacation in accordance with the Company’s policy

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September 8, 2009

applicable to senior executives, but in no event less than four (4) weeks per calendar year (as prorated for partial years).

11.   TERMINATION:  Your employment may be terminated by either the Company or you at any time:  due to your death or Disability, by the Company for Cause or without Cause, or by you for Good Reason or without Good Reason (Disability, Cause and Good Reason are each defined on Attachment A).  Any termination by you (other than due to death or Disability) shall require thirty (30) days prior written notice to the general counsel of the Company.

(a)    DEATH OR DISABILITY.  In the event that your employment terminates on account of your death or Disability, the Company shall pay or provide you (or your designated beneficiary, or if you have not designated a beneficiary, your estate) (i) any unpaid Base Salary through the date of termination and any accrued but unused vacation in accordance with Company policy; (ii) any unpaid bonus earned with respect to any fiscal year ending on or preceding the date of termination, whether calculated at the date of termination or thereafter; (iii) reimbursement for any unreimbursed expenses incurred in accordance with Company policy through the date of termination; and (iv) all other payments, benefits or perquisites to which you may be entitled under the terms of any applicable compensation arrangement or benefit, equity or perquisite plan or program or grant (collectively, “Accrued Amounts”).  In addition, you (or your estate) will be paid a pro-rata AIP bonus for the fiscal year in which your termination occurs, based on actual performance and payable when bonuses are paid to other senior executives.  The balance of any unvested portion of the Sign-On Equity Award will fully vest on the date of termination of employment on account of your death or Disability, and other long-term incentive awards shall vest pro rata in accordance with the terms of the Company’s Executive Separation Policy.  If your death or Disability occurs prior to July 1, 2010, you (or your estate) will be paid the Special Bonus on July 1, 2010.

(b)    TERMINATION FOR CAUSE OR WITHOUT GOOD REASON.  If your employment is terminated (i) by the Company for Cause or by you without Good Reason, the Company will pay you only the Accrued Amounts (but not including any unpaid bonus described in Section 11(a)(ii) above).

(c)    TERMINATION WITHOUT CAUSE OR FOR GOOD REASON.  If your employment is terminated by the Company without Cause (other than a termination due to Disability) or by you for Good Reason, the Company will pay or provide you with the Accrued Amounts and severance benefits under the Company’s Executive Separation Policy, as amended (“ESP”).  The severance benefits described in the preceding sentence shall in no event be less than (or more than, in the case of amounts and benefits due under clauses (ii) and (iii), if you have attained age 63 on the date of termination) (i) a pro-rata AIP bonus for the fiscal year in which your termination occurs, based on actual performance and payable when bonuses are paid to other senior executives; (ii) an amount equal to the product of (A) the sum of (x) your then Base Salary and (y) your then Target AIP Bonus multiplied by (B) two (2) (or one and one-half (1.5) if you have attained age 63 and not age 64 on the date of termination or one (1) if you have attained age 64 on the date of termination), payable in substantially equal installments in accordance with the Company’s regular payroll cycle over a period of 24 months (or 18 months

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or 12 months if the severance multiplier is one and one-half (1.5) or one (1), respectively) (each payment continuation period, as applicable, the “Severance Period”) from your date of termination (with such payments commencing on the earliest payroll date that does not result in adverse tax consequences to you under Section 409A of the Internal Revenue Code, and with the initial payment including any payments that have been delayed because of Code Section 409A); and (iii) subject to your continued co-payment of premiums, continued participation for the applicable Severance Period in all welfare benefit plans which cover you (and eligible dependents) upon the same terms and conditions (except for the requirements of your continued employment) in effect for active employees of the Company, provided that if such benefits are not available to former employees of the Company under the terms of the applicable benefit plan or program, you will receive the value thereof to the extent permitted by Code Section 409A.  In the event you obtain other employment that offers comparable benefits as to any particular welfare benefit plan or program, the coverage by the Company for such welfare plan or program under this subsection will be reduced or eliminated, as the case may be, by such comparable subsequent employer benefits, but in no event will you be required to seek other employment.  The continuation of health, dental and vision benefits under this subsection shall be coterminous with your rights to continue benefits under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”).  In addition, if your employment terminates under this Section prior to July 1, 2010, you will be paid that Special Bonus described in Section 8 above on July 1, 2010.  If your employment terminates under this Section prior to the first anniversary of the Effective Date, your Sign-On Equity Award will vest pro rata based on the number of days you are employed prior to the first anniversary of the Effective Date.  All other equity and LTI awards will be treated in accordance with the Company’s Executive Separation Policy.

12.       CONDITIONS:  Any payments or benefits made or provided pursuant to Section 11 (other than Accrued Amounts) are subject to your:

(a) compliance with the restrictive covenant provisions of Section 14 hereof;

(b) delivery to the Company of an executed Release (the “Release”) substantially in the form attached hereto as Attachment B (with such changes therein or additions thereto as needed under then applicable law to give effect to its intent and purpose) within twenty-one (21) days of the date of termination of your employment; and

(c) delivery to the Company of a resignation from all offices, directorships and fiduciary positions with the Company, its affiliates and employee benefit plans.

13.       CHANGE IN CONTROL:

(a) You will receive Change in Control benefits under the ESP that are no less favorable than those provided to senior executives generally; provided that, in the event of a termination of your employment by the Company without Cause or by you for Good Reason in contemplation of or within two years after a Change in Control (as defined in Attachment A), (I) the severance multiplier set forth in Section 11(c)(ii)(B) above will be three (3) rather than two (2) (or two (2) rather than one and one-half (1.5) or one and five-tenths (1.5) rather than one (1)

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as set forth therein upon attainment of age 63 or age 64, as the case may be), and (II) only for purposes of the benefits continuation period set forth in Section 11(c)(iii) above, the Severance Period will be 36 months for a severance multiplier of three (3), 24 months for a severance multiplier of two (2), and 18 months for a severance multiplier of one and five-tenths (1.5).

(b) Any provision of the ESP to the contrary notwithstanding, you will not be entitled to any payment (including no tax gross-up) in respect of any taxes you may owe pursuant to Section 4999 of the Internal Revenue Code.  In the event that any Change in Control benefits or other benefits otherwise payable to you (i) constitute “parachute payments” within the meaning of Section 280G of the Code, and (ii) but for this Section 13(b), would be subject to the excise tax imposed by Section 4999 of the Code, then your Change in Control benefits and other benefits hereunder shall be either (x) delivered in full, or (y) delivered as to such lesser extent which would result in no portion of such benefits being subject to excise tax under Section 4999 of the Code, whichever of the foregoing amounts, taking into account the applicable federal, state and local income and employment taxes and the excise tax imposed by Section 4999 of the Code (and any equivalent state or local excise taxes), results in the receipt by you on an after-tax basis, of the greatest amount of benefits, notwithstanding that all or some portion of such benefits may be taxable under Section 4999 of the Code.  Unless the Company and you otherwise agree in writing, any determination required under this Section 13(b) will be made in writing by independent public accountants as the Company and you agree (the “Accountants”), whose determination will be conclusive and binding upon you and the Company for all purposes.  For purposes of making the calculations required by this Section 13(b), the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code.  The Company and you agree to furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this provision.  The Company will bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this provision.  Any reduction in payments and/or benefits required by this provision shall occur in the following order: (1) reduction of cash payments; (2) reduction of vesting acceleration of equity awards; and (3) reduction of other benefits paid or provided to you.  In the event that acceleration of vesting of equity awards is to be reduced, such acceleration of vesting shall be cancelled in the reverse order of the date of grant for your equity awards.  If two or more equity awards are granted on the same date, each award will be reduced on a pro-rata basis.

14.       RESTRICTIVE COVENANTS.

(a) NON-COMPETITION.  During the Restricted Period (defined below), you will not, acting alone or with others, directly or indirectly, either as employee, employer, consultant, advisor, or director, or as an owner, investor, partner, or shareholder unless your interest is insubstantial, engage in or become associated with a “Competitive Activity.”  For this purpose, (A) the “Restricted Period” means the period of time during which you are employed by the Company and two (2) years following a termination of your employment for any reason (or one and one-half (1.5) years if you have attained age 63 and not age 64 on the date of your termination of employment or one (1) year if you have attained age 64 on the date of termination

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of your employment); and (B) the term “Competitive Activity” means any business or other endeavor that engages in a line of business in any geographic location that is substantially the same as either (1) any line of operating business which the Company or a subsidiary engages in, conducts, or to your knowledge, has definitive plans to engage in or conduct, as of the date of termination of your employment, or (2) any operating business that has been engaged in or conducted by the Company or a subsidiary and as to which, to your knowledge, the Company or subsidiary has covenanted in writing, in connection with the disposition of such business, not to compete therewith as of the date of termination of your employment.  The Compensation Committee of the Board (the “Committee”) shall, in the reasonable exercise of its discretion, determine which lines of business the Company and its subsidiaries conduct as of your termination date and which third parties may reasonably be deemed to be in competition with the Company and its subsidiaries.  Within 10 days following your termination of employment, the Compensation Committee will provide you with a listing of the Company’s lines of business and the third parties that it deems to be in competition with the Company and its subsidiaries.  For purposes of this Section 13(a), your interest as a shareholder is insubstantial if it represents beneficial ownership of less than five (5%) percent of the outstanding stock, and your interest as an owner, investor, or partner is insubstantial if it represents ownership, as determined by the Committee in its discretion, of less than five (5%) percent of the outstanding equity of the entity.

(b)    NON-SOLICITATION.  During the Restricted Period, you, acting alone or with others, directly or indirectly, shall not, directly or indirectly (A) induce any customer or supplier of the Company or a subsidiary or affiliate, or other company with which the Company or a subsidiary or affiliate has a business relationship, to curtail, cancel, not renew, or not continue his or her or its business with the Company or any subsidiary or affiliate; or (B) induce, or attempt to influence, any employee of, or service provider to, the Company or a subsidiary or affiliate to terminate such employment or service.  Anything to the contrary notwithstanding, the Company agrees that (i) your responding to an unsolicited request from any former employee of the Company for advice on employment matters, and (ii) your responding to an unsolicited request for an employment reference regarding any former employee of the Company from such former employee, or from a third party, by providing a reference setting forth your personal views about such former employee, shall not be deemed a violation of this Covenant.

(c)    CONFIDENTIALITY.  You shall not disclose, use, sell, or otherwise transfer any confidential or proprietary information of the Company or any subsidiary or affiliate, known to you to be confidential or proprietary belonging to the Company, including but not limited to information regarding the Company’s current and potential customers, organization, employees, finances, and methods of operation and investments, to any person or entity other than the Company without the express written authorization of the Company, so long as such information has not otherwise been disclosed to the public or is not otherwise in the public domain, except as required by law or pursuant to legal process, including any legal process to enforce the terms of this Agreement.

(d)    COOPERATION.  You shall provide reasonable cooperation with the Company or any subsidiary or affiliate by making yourself available (on adequate notice and consistent with your reasonable commitments) to testify at the request of the Company or such

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subsidiary or affiliate in any action, suit, or proceeding, whether civil, criminal, administrative, or investigative, and otherwise to assist the Company or any subsidiary or affiliate in any such action, suit, or proceeding by providing information and meeting and consulting with members of management of, other representatives of, or counsel to, the Company or such subsidiary or affiliate, as reasonably requested in relation to a matter of which you had knowledge or for which you were responsible before your termination of employment.  The Company shall promptly advance to you or reimburse you for any out-of-pocket expenses which you incur in connection with such cooperation including without limitation reasonable fees and disbursements of separate counsel for you if you reasonably determine that the matter is of a nature which indicates that you should have separate representation; provided that if such cooperation requires your time commitment of more than 3 days (8 hours per day) within a 30 days rolling period, the Company will pay you a per diem amount equal to the daily amount of your annual base salary.

(e)    NON-DISPARAGEMENT.  You agree that at no time will you in any way denigrate, demean or otherwise say or do anything, whether in oral discussions or in writing, that would cause any third party, including but not limited to suppliers, customers and competitors of the Company, to lower its perception about the integrity, public or private image, professional competence, or quality of products or service of the Company, of any officer, director, employee or other representative of the Company.  The Company agrees that at no time will it or any officer or director of the Company in any way denigrate, demean or otherwise say or do anything, whether in oral discussions or in writing, that would cause any third party to lower its perception about the integrity, public or private image or professional competence of you.  Notwithstanding the foregoing, nothing contained herein shall prevent any person from (i) responding publicly to incorrect, disparaging or derogatory public statements to the extent reasonably necessary to correct or refute such public statements or (ii) making any truthful statement to the extent necessary to enforce the employment agreement or required by law or by any court, arbitrator or administrative or legislative body (including any committee thereof) with apparent jurisdiction to order such person to disclose or make accessible such information.

(f)    EFFECT OF YOUR FAILURE TO COMPLY WITH OBLIGATIONS.  The Company shall have no obligations to make payments or provide benefits to you under this Agreement if your employment terminates before a Change in Control and if you have failed or fail to comply with the material obligations set forth in Sections 13(a) through 13(e) during the relevant time periods set forth therein, other than inadvertent and inconsequential events constituting non-compliance.

(g)    CLAWBACK PROVISION.  If your employment terminates before a Change in Control, and if you have failed to comply with the material obligations under Sections 14(a), 14(b), 14(c) or 14(d) (other than an inadvertent and inconsequential event constituting non-compliance) during your employment with the Company or the applicable Restricted Period following your date of termination, all of the following forfeitures will result:

(i) The unexercised portion of any option or SAR, whether or not vested, and any other award not then vested will be immediately forfeited and canceled.

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(ii) You will be obligated to repay to the Company, in cash, within ten (10) business days after demand is made therefor by the Company,

(A) the total amount of any cash payments made to you under Section 10(c) or under the Executive Separation Policy other than Accrued Amounts;

(B) other cash amounts paid to you under any AIP and LTI awards since the date two years prior to your date of termination; and

(C) the Award Gain (as defined below) realized by you upon each exercise of an option or SAR or settlement of a restricted stock unit award (regardless of any elective deferral) since the date two years prior to your termination date.  For purposes of this Section 14, the term “Award Gain” shall mean (1), in respect of a given option exercise, the product of (X) the fair market value per share of stock at the date of such exercise (without regard to any subsequent change in the market price of shares) minus the exercise price times (Y) the number of shares as to which the option was exercised at that date, and (2), in respect of any other settlement of an award granted to you, the fair market value of the cash or stock paid or payable to you (regardless of any elective deferral) less any cash or the fair market value of any stock or property (excluding any payment of tax withholding) paid by you to the Company as a condition of or in connection with such settlement.

(h)    EQUITABLE RELIEF AND OTHER REMEDIES.  You acknowledge and agree that the Company’s remedies at law for a breach or threatened breach of any of the provisions of this Section would be inadequate and, in recognition of this fact, the parties agree that, in the event of such a breach or threatened breach, in addition to any remedies at law, the other party, without posting any bond, shall be entitled to obtain equitable relief in the form of specific performance, temporary restraining order, a temporary or permanent injunction or any other equitable remedy which may then be available.

(i)    REFORMATION.  If it is determined by a court of competent jurisdiction in any state that any restriction in this Section 14 is excessive in duration or scope or is unreasonable or unenforceable under the laws of that state, it is the intention of the parties that such restriction may be modified or amended by the court to render it enforceable to the maximum extent permitted by the law of that state.

(j)    SURVIVAL OF PROVISIONS.  The obligations contained in this Section 14 shall survive the termination or expiration of your employment with the Company and shall be fully enforceable thereafter.

15.       INDEMNIFICATION; LIABILITY INSURANCE:  The Company agrees to indemnify you and hold you harmless to the fullest extent permitted by applicable law and under the by-laws of the Company against and in respect to any and all actions, suits, proceedings,

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claims, demands, judgments, costs, expenses (including reasonable attorneys’ fees), losses, liabilities and damages resulting from your good faith performance of your services, duties and obligations as an officer, director or employee with the Company or with any subsidiary or affiliate of the Company or other entity at the request of the Company, and to advance to you or your heirs or representatives such reasonable expenses upon written request and execution of appropriate representations and undertakings relating to the obligation to repay such advances.  The Company shall cover you under directors and officers liability insurance both during and, while potential liability exists, after the term of this Agreement in the same amount and to the same extent as the Company covers its other officers and directors.

16.       GOVERNING LAW:  The validity, construction and enforceability of this letter agreement shall be governed in all respects by the laws of the State of New York, without regard to its conflicts of laws rules.

17.       RESOLUTION OF DISPUTES:  Except as provided in Section 14, any disputes under or in connection with this letter agreement shall be resolved by arbitration, to be held in New York, New York in accordance with the rules and procedures of the American Arbitration Association then in effect.  Judgment upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction.  The Company shall pay for the cost of the arbitrator.  Otherwise, each party shall bear its own costs, including but not limited to attorneys’ fees, of the arbitration or of any litigation arising out of this letter agreement; provided that the Company shall pay your reasonable attorneys fees if you prevail on a material issue in dispute in the arbitration.  Pending the resolution of any arbitration or litigation, the Company shall continue payment of all amounts due you under this letter agreement and all benefits to which you are entitled at the time the dispute arises.

18.       CONTROLLING DOCUMENT: If there is a conflict between any provision of this letter agreement and any provision of any other agreement, policy, plan or other document, the provision of this letter agreement will control.

19.       CODE SECTION 409A:

(a) This letter agreement is intended to comply with Code Section 409A and the final regulations and interpretative guidance thereunder, including the exceptions for short-term deferrals, separation pay arrangements, reimbursements, and in-kind distributions, and shall be administered accordingly.  This letter agreement shall be construed and interpreted with such intent.  If any provision of this Agreement needs to be revised to satisfy the requirements of Code Section 409A, then such provision shall be modified or restricted to the extent and in the manner necessary to be in compliance with such requirements of the Code and any such modification will attempt to maintain the same economic results as were intended under this letter agreement.  Each payment under this letter agreement is intended to be treated as one of a series of separate payment for purposes of Code Section 409A and Treas. Reg. §1.409A-2(b)(2)(iii) (or any similar or successor provisions).  Any reimbursement or similar payment required to be paid to you hereunder shall be paid by the Company no later than the latest date on

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which such payment may be made under Code Section 409A and applicable regulations without causing such payment to be deemed deferred compensation subject to Code Section 409A.

(b) Notwithstanding any provision to the contrary, to the extent that you are considered a “specified employee” (as defined in Code Section 409A and Treas. Reg. §1.409A-1(c)(i) or any similar or successor provision) and would be entitled to a payment during the six month period beginning on your date of separation from service that is not otherwise excluded under Code Section 409A under the exception for short-term deferrals, separation pay arrangements, reimbursements, in-kind distributions, or any otherwise applicable exemption, the payment will not be made to you until the earlier of the six month anniversary of your date of separation from service or your death and will be accumulated and paid on the first day of the seventh month following the date of termination.

20.       ATTORNEYS FEES:  You will be reimbursed for up to $20,000 of reasonable attorneys fees incurred by you to negotiate and document your employment arrangements with the Company.

21.       COUNTERPARTS:  This letter agreement may be executed in two counterparts, each of which shall be deemed to be an original and which together shall constitute one and the same instrument.  Signatures delivered by facsimile (including scanned signatures delivered by e-mail) shall be considered for all purposes under this letter agreement to be original signatures.

22.       OFFER PERIOD:  This offer will remain open for your acceptance until 5:00 pm New York time on Thursday, September 10, 2009.  Please scan and send the executed letter agreement to my personal e-mail address.

[signature page follows]

Douglas D. Tough
September 8, 2009

On behalf of the Board, I am excited to offer you employment with the Company and look forward to continuing our mutually rewarding relationship.

Very truly yours, /s/ Arthur C. Martinez Arthur C. Martinez Member of the International Flavors & Fragrances Inc. Board of Directors and Lead Director
Agreed and Accepted /s/ Douglas D. Tough Douglas D. Tough Dated: September 8, 2009

ATTACHMENT A

DEFINITIONS

“Cause” shall mean

(i) your being indicted for or convicted of (or pleading guilty or nolo contendere to) a felony or any crime involving moral turpitude, dishonesty, fraud, theft or financial impropriety;

(ii) your willful and continued failure to perform substantially your duties with the Company (other than any such failure resulting from your incapacity due to physical or mental illness) after a written demand for substantial performance is delivered to you by the Board which specifically identifies the manner in which you have not substantially performed your duties, and which provides you with a 20 day cure period;

(iii) your willful engagement in conduct which is not authorized by the Board or within the normal course of your business decisions and is known by you to be materially detrimental to the best interests of the Company or any of its subsidiaries, including any misconduct that results in material noncompliance with any financial reporting requirement under the Federal securities laws if such noncompliance results in an accounting restatement (as these terms are used in Section 304 of the Sarbanes-Oxley Act of 2002); or

(iv) your willful engagement in illegal conduct or any act of serious dishonesty which adversely affects, or in the reasonable estimation of the Board, could in the future adversely affect, your value, reliability or performance to the Company in a material manner.  Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board or based upon the advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by you in good faith and in the best interests of the Company.

Notwithstanding the foregoing, you shall not be deemed to have been terminated for Cause unless and until there have been delivered to you a copy of the resolution duly adopted by the affirmative vote of not less than three-quarters of the entire membership of the Board of Directors after reasonable notice to you and an opportunity for you, together with your counsel, to be heard before finding that, in the good faith opinion of the Board, you were guilty of the conduct set forth above in (i), (ii), (iii) or (iv) of this definition and specifying the particulars thereof in detail.

“Change in Control” shall have the meaning defined under the Company’s Executive Separation Policy, as amended.

“Disability” shall (i) have the meaning defined under the Company’s then-current long-term disability insurance plan, policy, program or contract as entitles you to payment of disability benefits thereunder, or (ii) if there shall be no such plan, policy, program or contract, mean permanent and total disability as defined in Section 22(e)(3) of the Internal Revenue Code of 1986, as amended.

A-1

“Good Reason” shall mean your resignation from employment within 180 days after the occurrence, without your express written consent, of one of the events enumerated in (a) through (e) below; provided, however, that you must provide written notice to the Company within 90 days after the occurrence of the event allegedly constituting Good Reason, and the Company shall have 30 days after such notice is given to cure:

(a) an adverse change in your status or positions as Chief Executive Officer and Chairman of the Company (including as a result of a material diminution in your duties or responsibilities), or any removal of you from or any failure to reappoint or reelect you to such positions (except in connection with the termination of your employment for Cause or Disability, as a result of your death or by you other than for Good Reason);

(b) any reduction in your Base Salary or Target AIP Bonus;

(c) you being required to relocate to a principal place of employment outside of the New York City metropolitan area;

(d) the failure by the Company to elect or to reelect you as a director or the removal of you from such position; or

(e) the failure of the Company to obtain an agreement from any successor to all or substantially all of the assets or business of the Company to assume and agree to perform this Agreement within fifteen (15) days after a merger, consolidation, sale or similar transaction.

A-2

ATTACHMENT B

RELEASE

In consideration for the severance benefits described in Section 11 of the letter agreement to which this Release is an Attachment, I hereby irrevocably and unconditionally release, acquit and forever discharge the Company, its successors, assigns, agents, directors, officers, executives, representatives, subsidiaries, divisions, parent corporations and affiliates, and all other persons acting by, through or in concert with any of them (collectively,  the “Releasees”) from any and all charges, complaints, claims, liabilities, obligations, promises, agreements, actions, damages, expenses (including attorneys’ fees and costs actually incurred), or any rights of any and every kind or nature, accrued or unaccrued, known or unknown, which I have or claim to have arising out of facts and circumstances which have occurred or existed prior to, or which are occurring and do exist as of, the date of my execution of this Agreement against each or any of the Releasees relating to or arising out of my employment and the cessation of my employment with the Company.  This release (the “Release”) pertains to but is in no way limited to all claims for severance benefits or other payments which are not express obligations of the Company under this Agreement, or otherwise.  The Release further pertains to, but is in no way limited to, rights and claims under the Age Discrimination in Employment Act of 1967, Title VII of the Civil Rights Act, as amended, the Americans With Disabilities Act, the Family Medical Leave Act, and all other state, local or municipal fair employment and discrimination laws, and all claims under common law, whether based in tort or contract, law or equity.

Notwithstanding anything herein to the contrary, this Release does not apply to:  (i) claims that arise after my termination date; (ii) my rights under any tax-qualified pension or claims for accrued vested benefits under any other employee benefit plan, award, policy or arrangements maintained by the Company or under COBRA; (iii) worker’s compensation claims and any other claims that cannot be waived by law; (iv) my rights to enforce the letter employment agreement or this Release; or (v) my eligibility for indemnification in accordance with applicable laws or the certificate of incorporation or by-laws of the Company, or any applicable insurance policy, with respect to any liability I may incur or have incurred as an employee, officer or director of the Company; (vi) any right I may have to obtain contribution as permitted by law in the event of entry of judgment against me as a result of any act or failure to act for which I and the Company are jointly liable or (vii) my rights as a stockholder.

This Release is not intended to and does not interfere with the Equal Employment Opportunity Commission’s right to enforce anti-discrimination laws or to seek relief that will benefit the public and any victim of unlawful employment practices who have not waived their claims.  Therefore, by signing this Release, I waive any right to personally recover against the Company, but I am not prevented from filing a charge with, or testifying, assisting, or participating in any proceeding brought by the EEOC, concerning an alleged discriminatory practice of the Company.

I hereby represent that I have been given a period of twenty-one (21) days to review and consider this Release before signing it.  I further understand that I may use more or as much of this twenty-one (21)-day period as I wish prior to signing.

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I acknowledge that I have consulted with an attorney before signing this Release.  I acknowledge that I may revoke this Release within seven (7) days after I sign it by delivering a written notice of revocation to:  [General Counsel], IFF Inc., 521 West 57th Street, New York, New York 10019.  I acknowledge that, for such revocation to be effective, [General Counsel] must receive written notice not later than the close of business on the seventh day after the day on which I execute this Release.  If I revoke this Release, it shall not be effective and shall be null and void.

IN WITNESS WHEREOF, I have executed this Release this ____ day of  ________, 20 .

Douglas D. Tough

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